Exhibit 10.7

April 7, 2021

Robert Kaloustian

Dear Robert,

On behalf of BigCommerce (the “Company”), I am pleased to offer you a full-time, exempt position as Chief Services Officer reporting to Brent Bellm, CEO at our Austin Four Points Office location. You will be provided a job description to outline basic responsibilities and expectations of your position, but the company reserves the right to add, delete or modify your duties as needed. If you accept our offer of employment by complying with the instructions set forth in the last paragraph of this offer, your first day of employment will be on May 3, 2021. The terms of this offer of employment are as follows:

At-Will Employment: In accepting our offer of employment, you certify your understanding that your employment will be on an at-will basis, and that neither you nor the Company has entered into a contract regarding the terms or the duration of your employment.

Compensation: Your compensation package details are included in the attached Exhibit A.

Relocation Assistance: Your relocation package details are included in the attached Exhibit B.

Equity: Subject to the approval of the Company’s Board of Directors, at the next regularly scheduled and administratively feasible board meeting following your date of hire, you will be recommended for an equity grant with a grant-date value of approximately $2,400,000.00, of which seventy percent (70%) the value will be in BigCommerce Restricted Stock Units (“RSUs”). We will recommend that the RSUs vest annually at twenty-five percent (25%) per year over a four (4) year period commencing on your hire date, provided you remain an employee of the Company on each vesting date. The remaining thirty percent (30%) of the value will be granted in an option to purchase shares of the Company’s common stock (with the number of options to be reasonably calculated by the Board of Directors). We will recommend that twenty-five percent (25%) of the shares subject to the option vest on the first anniversary of your employment with the Company and in equal monthly installments thereafter over a total vesting period of four (4) years, provided you remain an employee of the Company. A condition to the issuance of your equity will be your execution and delivery to the Company of your equity award agreement. Additional details regarding your equity award will be provided following your date of hire, provided that your equity award will be subject to the equity plan and award agreement under which the equity is granted (the “Plan”).

Change of Control: In the event that there is both a Change of Control (as defined in the Plan) of the Company and within the period beginning three (3) months prior to and ending twelve (12) months following such Change of Control your employment is terminated by the Company or their successors without Cause (as defined in the

Plan), or you resign for Good Reason (a “CoC Termination”), then all of your remaining unvested Option Shares shall be accelerated and immediately become vested, released from the Company’s repurchase right and exercisable.

External– Exec/SVP+

Revised: 04.06.2021

Termination of employment: You or the Company may terminate your employment at any time during the course of your employment by giving you notice in writing. Should the Company terminate you without Cause the Company shall pay you an amount equal to six (6) months base salary. The amount described above is referred to as “Severance Payments”. Severance Payments are in addition to payment of your base salary for the period through the date of termination, plus reimbursement of all expenses for which you are entitled to be reimbursed, but for which you have not yet been reimbursed.

No Severance Payments shall be made or provided under this letter unless you first execute and do not revoke a waiver and release in a form reasonably satisfactory to the Company within 60 days following the date of termination (or if the Company delivers a copy of such release to you more than five days after termination, the time period will be extended to 60 days plus the number of days beyond five days), which provides for a release of any and all claims that you have or might have against the Company, subject to standard exclusions.

Any Severance Payment above will be payable in one, lump sum payment, in accordance with the Company’s regular payroll practices, on the first payroll period following the date the waiver and release becomes effective (the “Payment Date”). Upon your receipt of the Severance Payment, you waive your right to the Notice Requirement.

“Good Reason” means your resignation following the occurrence of one or more of the following without your consent: (i) the permanent non-voluntary relocation of your principal place of employment to a place more than 30 miles away from the Company’s headquarters in Austin, Texas; (ii) a material diminution in your base compensation or bonus opportunity, as a percentage of your base salary immediately before the such reduction; or (iii) a material diminution in your authority, title, duties, reporting status, powers or responsibilities with the entity employing you. In order to resign for Good Reason, you will be required to provide written notice of intent to resign for Good Reason within 60 days following the occurrence of the event that is alleged to constitute Good Reason, the entity employing you shall have 30 days from the delivery of such written notice by you to cure any acts constituting Good Reason, and, if not timely cured, your resignation must be effective no later than 30 days after the expiration of such cure period.

Benefits: You will become eligible to participate in the Company’s medical, dental and vision plans on your first day of employment. In addition, the Company provides company-paid life insurance and coverage for short-term and long-term disability benefits. For an additional cost to you, dependent coverage for these plans is available for qualified family members. You will also be able to participate in the Company’s 401(k) plan after eligibility requirements are met. Once you are eligible, you will be automatically enrolled in the Company’s 401(k) plan at a contribution rate of three percent (3%), unless you decline enrollment. The parameters for all benefits, time off, and holidays will be further outlined during your new hire orientation; however, please contact your recruiter if you would like additional information sooner.

Proprietary Information: You will be required, as a condition of your employment with the Company, to sign the Company’s standard Proprietary Information and Inventions Agreement (the “PIIA”) and any related exhibits.

External– Exec/SVP+

Revised: 04.06.2021

External– Exec/SVP+

Revised: 04.06.2021

Any and all prior representations which may have been communicated to you, whether written or oral, regarding employment with the Company are superseded by the Proprietary Information and Inventions Agreement.

Agreement Contingency: This offer is contingent upon successful completion of a criminal background check. As required by law, your employment with the Company is also contingent upon your providing documentation to support your identity and eligibility to work in the United States. For example, a valid U.S. Passport or Alien Registration Receipt Card are acceptable documents to establish both identity and employment eligibility. Additionally, a current driver’s license or voter’s registration card in addition to a social security card or certified birth certificate copy will establish identity and eligibility to work. The types of acceptable documentation are listed on the Form I-9 of the Immigration and Naturalization Service. Please contact your recruiter if you have any questions about which documents are acceptable to verify your identity and eligibility to work in the United States.

Conflict of Interest: By signing this letter, you confirm with the Company that you are under no contractual or other legal obligations that would prohibit you from performing your duties while working for the Company. You also agree that you are entering into employment with the Company without constraint by any prior employment agreement, consulting agreement or other employment relationship. Furthermore, you are expected to be without possession of any confidential information belonging to any other company or entity that you have or had a working relationship and, which, in your best judgment, could be utilized in conjunction with your employment with the Company.

Closing Terms: We are pleased to have you join our team and are confident that our offer will give you an opportunity for personal and professional development. If you have any questions or concerns, please contact your recruiter as soon as possible. Otherwise, I hope to hear from you with an acceptance so I can welcome you aboard. I look forward to working with you and am confident that you will find your employment with us a rewarding experience.

Kindest Regards,

/s/ Brent Bellm

Brent Bellm

CEO

Offer Letter Acknowledgement and Acceptance
Please indicate your acceptance below by signing electronically by the close of business on April 12, 2021.

Accepted:	/s/ Robert Kaloustian
Robert Kaloustian

External– Exec/SVP+

Revised: 04.06.2021

Exhibit A: Compensation for Robert Kaloustian

All forms of compensation below are subject to applicable withholding and payroll taxes.

Beginning Base Salary (Base Compensation)	$285,000.00 per year Payable on the Company’s regular pay dates on the 5th and the 20th of each month.
Executive Bonus Target (Variable Compensation)	$142,500.00 per year Payable in accordance with the Executive Management Performance Incentive Plan.
TOTAL On Target Earnings (OTE) (Base + Variable Compensation)	On target and at plan, your projected, annualized, earnings with base and variable compensation are estimated at $427,500.00 per year.

External– Exec/SVP+

Revised: 04.06.2021

Exhibit B: New Hire Relocation Benefit and Payback Agreement

All forms of compensation below are subject to applicable withholding and payroll taxes.

Relocation Bonus	$60,000.00 Payable on your first regularly scheduled paycheck following your start date.
Payback Agreement

Relocation benefits must be repaid to the Company according to the below payback schedule if within one year from disbursement:

● you resign from employment with the Company

● your employment is terminated for one or more of the following: o you engage in serious misconduct;

o you are seriously negligent in the performance of your duties; or o you are convicted of an offense punishable by imprisonment.

Payback Schedule

Less than 3 months: 100% of relocation benefit

Between 3-6 months: 75% of relocation benefit

Between 6-9 months: 50% of relocation benefit

Between 9-12 months: 25% of relocation benefit

You will be responsible for any remaining balance due within thirty days of your termination of employment. If you fail to provide repayment within thirty days of your termination, the Company reserves the right to take legal action to recover the amount of the relocation benefit.

If employment ends for any of the reasons listed in the Payback Agreement prior to completion of one year of service, you will be subject to reimbursement via deduction from your final paycheck in accordance with the payback schedule listed above to the extent permitted by applicable state and local laws.

I hereby certify my acceptance of the terms and conditions of the relocation benefit and payback agreement and authorize the company to recover the amount from my final paycheck as outlined in the Payback Schedule above. I understand that it is my responsibility to reimburse the company within 30 days for any amount that cannot be withheld from my final paycheck.

Accepted and Agreed To:
/s/ Robert Kaloustian	Date: 4/7/2021
Robert Kaloustian

External– Exec/SVP+

Revised: 04.06.2021